Exhibit 10.4

[Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the Trust if publicly disclosed.]

AGREEMENT ON
INDEX CALCULATION
(the "Agreement")
dated 7 October 2020

by and between
Solactive AG
Platz der Einheit 1
60327 Frankfurt am Main
Germany

- hereinafter referred to as "Solactive" -
and
Wilshire wShares Enhanced Gold Trust
2 Park Avenue, 20th Floor
New York, New York 10016
United States of America

- hereinafter referred to as "Trust" –

jointly referred to hereinafter as "Parties" -

Content
Preamble	3
§ 1 Index Calculation	4
§2 Dissemination of Index	5
§ 3 Rights in Index and Index Prices	6
§ 4 Utilisation Right	6
§ 5 Obligations of Parties regarding calculated Index	7
§ 6 Issuer’s Statement	8
§ 7 Trademark Rights	8
§ 8 Liability of the Parties	9
§ 9 Limitation of Liability	10
§ 10 Remuneration	10
§ 11 Taxes	12
§ 12 Term of Agreement	12
§ 13 Termination of Agreement	12
§ 14 Transfer of Solactive’s Rights and Obligations to a Third Party	13
§ 15 Transfer of Duties to Third Parties	14
§ 16 Confidentiality	14
§ 17 Contact	15
§ 18 Final Provisions	15
Addendum 1 Order Schedule	19
Addendum 2 CUSIP	20
Addendum 3 SEDOL	22
Addendum 5 Borsa Istanbul	24
Addendum 6 WM Rates	25

Preamble
Solactive shall calculate, maintain and disseminate the Wilshire Gold Index (hereinafter, the "Index") from time to time during the term of this Agreement and as agreed between the Parties by the execution of an Order Schedule in respect of such Index in substantially the form set out in Addendum 1. In so doing Solactive may be supported by third parties. The Index shall consist in particular of the index levels and the calculation parameters (like weightings, capping factors and other similar data) of the Index (hereinafter the "Index Data") and the respective method of compilation and calculation (the "Index Methodology"). The Parties agree that Solactive shall calculate, maintain and disseminate the Index; however, all special rights (including but not limited to intellectual property rights and the Index Methodology) in the Index shall remain with the Trust. The Index Data, excluding any third-party data, shall also be the property of the Trust, and should this Agreement be terminated at any time after the date of this Agreement, Solactive shall provide the Trust with records of all Index Data, and the Trust shall be entitled to use the Index Data after the termination of this Agreement.
Therefore, the Parties enter into the following Agreement:

§ 1 Index Calculation
1.
Subject to the provisions of this Agreement Solactive will continually calculate the Index set out in the relevant Order Schedule and will continually maintain and disseminate them from (and including), in each case, the relevant Index Calculation Start Date (as set out in the applicable Order Schedule).

2.	Solactive shall use its best efforts to ensure that the Index is calculated and maintained correctly.
3.
Details including but not limited to calculation and maintenance of the Index shall be stipulated in the respective Index guidelines or methodology agreed upon between the Parties, as it may be amended in the future (the "Index Methodology"). For this purpose the Trust shall provide the necessary Index specification pursuant to the relevant Order Schedule.

4.
The scope of the services provided by Solactive includes continuous calculation and maintenance of the Index in accordance with the Index Methodology. This includes, among other things, establishing the parameters, exchange rates, calculation days, calculation term, etc. in connection with the Index. Maintaining the Index includes but is not limited to necessary adjustment of the Index according to capital measures such as split of shares or capital increase, or after dividend payments related to shares, which are elements of the Index, and adjustments to the Index in the framework of extraordinary or ordinary adjustments. For adjustments to the Index in the framework of maintenance, if agreed to by both Parties, Solactive shall provide one indication and one final adjustment. The indication consists of a hypothetical calculation of the composition of the Index taking account of the adjustment which will only be made in the future; the final adjustment involves converting the Index calculation taking account of the adjustment to be made.

5.
If agreed to by the Trust in writing, on each business day Solactive shall post the current Index composition (Index name, elements and weighting) of the Index on a website maintained by Solactive. In connection with the foregoing, as of the date of this Agreement, Trust does not desire to have the Index posted on a website maintained by Solactive unless otherwise notified to Solactive in writing by Trust.

6.
Solactive shall use the criteria for compiling and calculating the Index, and the weighting and the calculation formula set out in the respective Index Methodology on behalf of the Trust. Solactive shall maintain the Index in accordance with the Index Methodology.

7.
If there should be unforeseeable circumstances which necessitate an extraordinary adjustment to an Index, Solactive shall prepare the adjustment taking account the stipulations of the Index Methodology, notify the Trust of such circumstances as soon as it becomes aware of them and coordinate further procedures with the Trust. If it is not possible to contact the Trust and such circumstance requires an immediate extraordinary adjustment, Solactive may make the extraordinary adjustment (in accordance with the Index Methodology), in the best interest of the Trust; provided, however, that the notice related to such extraordinary adjustment provided by Solactive to Trust contains details of how such adjustment will be treated and Trust has the ability to make subsequent modifications so long as these are administratively feasible for Solactive.

§2 Dissemination of Index
1.
Solactive is entitled to include and distribute the Index in a market data dissemination to all major vendors and re-vendors. Solactive shall stipulate the technical format of the dissemination and may modify this as reasonably required at its own discretion without prior coordination with the Trust. In addition, Solactive shall disseminate the Index composition (elements and weighting) and the Index Prices (as defined below) to the Trust and the Administrator (as defined below) at or around 5:30 pm (New York time) on each Business Day. Dissemination of the Index comprises the prices of the Index (hereinafter "Index Prices") and an ISIN code in a technical format satisfactory to Solactive and the Trust. Solactive shall calculate and disseminate the intraday indicative value of the Index, using gold prices sourced from the Intercontinental Exchange, at least every 15 seconds during the New York Stock Exchange’s Core Trading Session (9:30 a.m. Eastern Time —4:00 p.m. Eastern Time on Business Days).

"Administrator" means an administrator of the Trust as notified by Trust to Solactive.
2.
To the extent that the Index and the Index Prices of the Trust which have been disseminated via a market data dissemination are used by any vendor, re-vendor or third party in breach of the provisions of the market data usage agreements, this shall not give rise to any claims of the Trust related to such use against Solactive. If Solactive becomes aware of any abuse it will however use its best efforts to prohibit and terminate or procure to terminate this abuse as soon as possible.

3.
Any revenue obtained from the market data dissemination of the Index and the Index Prices shall inure solely to Solactive. Notwithstanding the foregoing, and for the avoidance of doubt, this does not include any revenue in connection with the Index.

4.
Solactive is not obliged to ensure that any vendor or re-vendor displays the Index Prices of the Trust. Any additional fee (the "Vendor Fee") payable to any vendor or re-vendor for displaying the Index Data will be paid by the Trust. The Vendor Fee will only be payable after the prior written consent of the Trust has been obtained. If the Trust does not agree to pay the Vendor Fee, Trust acknowledges that the Index Data might not be displayed by a vendor or re-vendor.

5.
Without limitation to Section 3(1), the Trust acknowledges that vendors and re-vendors may display "Source: Solactive AG" to indicate merely the source of the Index Price, not the ownership of the Index or the Index Prices.

§ 3 Rights in Index and Index Prices
1.
The Trust owns any and all rights in the Index and the Index Prices — in as far as such rights do not belong to third parties. However, Solactive may use the Index and the Index Prices free of charge solely to the extent necessary to fulfil its obligations and reasonably exercise its rights under this Agreement.

2.
The Trust may disseminate the Index and Index Prices itself or disseminate public information provided to it by Solactive internally or externally or grant third parties access to such information. The Trust is entitled to name the Index and present Index Prices in any of its materials and on its own website, or in any other location or by any other reasonable method. The Trust shall not disseminate the information referred to in this subparagraph to any third party, in case the Trust is aware of any such third party being a vendor or re-vendor to which Solactive disseminates such information at the time of dissemination.

3.	At the request of Solactive the Trust shall confirm that the afore-mentioned obligations have been fulfilled.
4.	Solactive shall not sell, assign, sublicense or license the Index to any other party, without the prior written consent of the Trust.

§ 4 Utilisation Right
1.
The Trust hereby grants Solactive for the term of this Agreement the non-exclusive and non-transferable right, unrestricted in content, to publish the Index listed in the relevant Order Schedule. Solactive may use the Index for its own advertising purposes to the extent consented to by the Trust in writing and with any disclaimers, legends or disclosures believed by the Trust to be reasonable.

2.
Upon obtaining the prior written consent of the Trust, Solactive may use the Index Data for the dissemination and publication to third parties that are active in the analysis of ETFs and the respective underlying assets.

§ 5 Obligations of Parties regarding the calculated Index
1.
As far as is possible and can reasonably be expected each Party shall provide the other on reasonable request with all information available to it on the Index. This obligation to provide information is limited to information and Index Data which are publicly available. In particular it does not include information and data which are classified as operating or business secrets of the Parties or for which one Party is obliged to observe confidentiality for other reasons.

2.
The calculations of the Index are generated automatically and only monitored by an employee of Solactive during the trading hours of the Stuttgart Stock Exchange (Baden-Wurttembergische Wertpapierborse), however at most between 09:00 a.m. to 8:00 p.m. CET. At all other times the calculations are generated automatically without being monitored by a Solactive employee. Solactive will provide the Trust with emergency contact details, so that the Trust can contact Solactive outside of the hours stated herein.

3.	If Solactive has knowledge of any error in calculating the Index, it shall notify the Trust without undue delay by email detailing the error and any necessary corrections.
4.
If agreed by the Parties, the Trust shall provide the criteria and data (the "Data") reasonably required by Solactive for compiling and calculating the Index pursuant to the relevant Order Schedule on an ongoing basis. In relation to the Data, the Trust shall be responsible for the completeness, correctness and sufficiency of the Data to effectively allow Solactive to perform the obligations created under this Agreement.

5.
Solactive, in fulfilling its obligations under this Agreement, may, from time to time, rely on certain non-personal data from third parties and in some cases, provide such data to Trust (the "Third Party Data").

6.
The use of Third Party Data by Trust may, in some cases: (a) be subject to the prior consent of a third party data provider (each a "Third Party Data Provider"); (b) require Solactive to disclose the identity of Trust to a Third Party Data Provider; (c) require Trust to obtain a separate license with a Third Party Data Provider; and/or (d) any other action as may be required by a Third

Party Data Provider ((a), (b), (c) and (d) collectively, the "Third Party Data Requirements"). In each case, Solactive shall inform Trust of the Third Party Data Requirements (the "Third Party Data Communication"). In the event Trust does not wish to comply and/or declares its unwillingness to comply with such Third Party Data Requirements, Solactive shall not be obligated to fulfil its obligations under this Agreement and may terminate the relevant service granted under this Agreement as well as the entire Agreement by providing Trust thirty (30) calendar days written notice from the date of Solactive’s Third Party Data Communication. Solactive will use its best efforts communicate to Trust the Third Party Data Requirements related to the Third Party Data that Solactive expects will be required for the Index prior to the execution of an Order Schedule in respect of the Index.
7.
Where a Third Party Data Provider requires Trust to enter into an agreement directly with the Third Party Data Provider in respect of the Third Party Data, Trust shall, upon request of Solactive, supply a copy of such agreement to Solactive (the "Third Party Data Agreement Request"). If Trust fails to provide the applicable agreement or confirmation by the date specified in the Third Party Data Agreement Request, Solactive shall not be obligated to fulfil its obligations under this Agreement.

8.
During the term of the Agreement the Trust may change the criteria for compiling and calculating the Index or including additional index specifications. Solactive shall, to the extent feasible, implement such changes. In case of the implementation of such changes, Section 2 of the Order Schedule of the Index will be updated. If the changes have an effect on the calculation, maintenance or dissemination of the Index and if this materially increases the work required by Solactive, Solactive may increase the remuneration, upon first providing written and convincing evidence of such increased work to the Trust. If Solactive proposes to increase the remuneration it shall notify the Trust in writing with 30 calendar days’ prior notice. The remuneration shall not be increased without the prior written consent of the Trust.

§ 6 Issuer’s Statement
The Trust shall indicate clearly that the financial instruments issued by the Trust are not issued by Solactive. It shall therefore include the following text or substantially equivalent text in any securities prospectus, including new editions or updates thereof, including updates, vis-a-vis third parties regarding financial instruments:
"Wilshire wShares Enhanced Gold Trust (the "Trust") is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trademark or the current price of the Index at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Trust, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the Trust or its shares of beneficial interest. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trademark for the purpose of use in connection with the Trust constitutes a recommendation by Solactive AG to invest capital in the Trust nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in the Trust".

§ 7 Trademark Rights
1.
The Trust warrants that it is the owner of the trademarks specified in the relevant Order Schedule or that is granted sufficient rights of use in such trademarks to implement this Agreement including the right to grant rights to Solactive as provided for in this Agreement.

2.
The Trust hereby grants Solactive for the term of the Agreement the non-exclusive and non-transferable right, unrestricted in content, to use the trademarks listed in the relevant Order Schedule subject to the provisions of this Agreement and to the extent necessary to fulfil its obligations under this Agreement.

3.	Solactive agrees only to use the trademarks listed in the relevant Order Schedule in their registered form.
4.
As far as technically possible, Solactive shall post a licence statement of the trademarks listed in the relevant Order Schedule at the beginning of any written or electronic use. Unless specific circumstances make a different procedure more appropriate the licence statement shall take the form of the ® symbol and a footnote explaining that the trademark is a registered trademark of the Trust or a third party. If a particular Index consists of trademarks which have different owners it is sufficient for the "®" symbol to be used once only at the end of the full name provided that the footnote makes it clear that there is more than one trademark owner.

5.
The Trust shall indemnify Solactive for any claims that may be filed against Solactive by third parties with regard to the use of the trademarks listed in the Order Schedule in as far as these are used by Solactive in accordance with the provisions of this Agreement and to the extent necessary to fulfill its obligations under this Agreement.

6.
Where the Trust does not include any trademark or deviating trademarks in relation to the index name in the relevant Order Schedule, Trust hereby represents and warrants that the Index name and its use by Solactive does and will not infringe or otherwise breach any registered third party trademarks. The Trust will indemnify Solactive from any direct claims asserted against Solactive alleging that Solactive’s use of the Index name infringes or otherwise breaches any registered third party trademarks.

§ 8 Liability of the Parties
1.
Solactive shall be obliged to fulfill its contractual obligations assumed hereunder, in particular the calculation of the Index, with the care of a prudent businessman. Solactive shall be liable to the Trust for direct losses particularly those arising from incorrect calculation of the Index incurred as a result of the negligence, fraud, willful misconduct or breach of any of the representations or warranties in this Agreement, and any changes to the Index not specifically authorized by the Trust, in each case subject to the limitations provided for under § 9.

2.
The Trust shall be obliged to ensure and hereby represents and warrants that (i) the acceptance, utilisation and processing of the Data (as defined in § 5(4) herein) provided by the Trust to Solactive in accordance with this Agreement and that (ii) the publication of the processed Data and Index based on the processed Data does and will not infringe or otherwise breach third party rights of any kind. The Trust shall indemnify Solactive from any losses incurred by Solactive as a result of the foregoing, provided that such losses did not result from the gross negligence, fraud or willful misconduct of Solactive.

§ 9 Limitation of Liability
1.	Solactive has unlimited liability for injury to life, body or health; and losses incurred by the Trust caused by intent or gross negligence.
2.
Nothing in this Agreement excludes or limits Solactive’s liability to the extent that any applicable law precludes or prohibits any exclusion or limitation of liability. Neither party shall be liable to the other for any indirect or consequential damages, including, but not limited to, lost time, lost money, lost profits or good-will, whether in contract, tort, strict liability or otherwise, and whether or not such damages are foreseen or unforeseen.

3.
Solactive shall not be liable for losses incurred owing to force majeure, war and natural occurrences or other events for which it is not responsible (e.g. strikes, lock-outs, disruption to transport, orders issued by domestic and foreign authorities not caused by culpable conduct) or disruptions to technical installations such as the IT system which have not been caused by culpable conduct. Force majeure shall also include computer viruses or attacks on IT systems by hackers provided that suitable precautionary measures have been taken and Solactive did not act in a grossly negligent manner in making the virus or hacker attack possible. Solactive shall take commercially reasonable actions to remedy such force majeure events as promptly as practicable.

4.
Upon obtaining actual knowledge of any such losses or damages, the Trust shall take reasonable steps to mitigate any losses or damages it incurs in relation to any claim or action which it brings against Solactive, so long as it can in good faith do so without unreasonable inconvenience or cost. A breach of this duty may lead to a reduction of the claim for damages of Trust against Solactive.

5.
Solactive shall not be liable for losses of any type whatsoever caused to the Trust or third parties in connection with the issuance, marketing, quoting, trading or advertising of the financial instruments issued by the Trust. The Trust indemnifies Solactive for any losses incurred by Solactive in connection with the issuance, marketing, quoting, trading or advertising of the financial instruments issued by the Trust provided that such losses did not result from the gross negligence, fraud or willful misconduct by Solactive.

§ 10 Remuneration
1.
The Trust shall pay remuneration in return for calculation, maintenance and dissemination of the Index from (and including) the Index Calculation Start Date in accordance with the remuneration schedule set out in § 10 in conjunction with the applicable Order Schedule plus value added tax at the applicable statutory rate as provided for in § 11 below.

2.
In case of inflation in Europe, the fixed remuneration may be adjusted annually depending on the 12 months average performance of the Harmonized Index of Consumer Prices (HICP) – All items of the Euro area, published by Eurostat on a monthly basis on their website: http://epp.eurostatec.europa.eu/portal/page/portal/hicp/data/main_tables; provided, however, that in no event shall any increase be in excess of 2% for any 12 month period. The relevant month will be November which is published by Eurostat in December of each year.

3.	If agreed between the Parties, regular reporting to Solactive on the financial instruments issued will be necessary so that the remuneration can be calculated and billed.

The issues shall be reported quarterly by the seventh trading day (according to the trading calendar of the Stuttgart Stock Exchange) of the month following a quarter’s end ("Reporting Deadline").
If the remuneration for an index is calculated on the basis of the average assets under management, the average assets under management must be reported as well as the frame data of the financial instruments which refer to the corresponding Index.
4.	The agreed fixed remuneration will be charged annually in advance. In case a security has not been outstanding over an entire month, the remuneration is reduced respectively.
5.	The agreed variable remuneration will be charged per calendar quarter. Remuneration will be due for each calendar month for the Index. This remuneration shall be the product of
a)	the average assets under management of a financial instrument issued on the basis of the Index during the month and
b)	the remuneration per annum shown in the applicable Order Schedule in basis points divided by 12.
In case a security has not been outstanding over an entire month, the remuneration is reduced respectively.
Variable remuneration will be charged to the Trust as soon as the data has been reported and evaluated.
If the regular Reporting Deadline has expired and the Trust has not submitted the outstanding report to Solactive by the end of the next Reporting Deadline following the expired Reporting Deadline despite having been sent a reminder, Solactive may make a provisional estimate of the remuneration due at its due discretion using suitable criteria (such as data reported for the previous months) and charge this to the Trust as an advance on the actual amount due. This shall have no effect on the right to terminate without notice. Such estimate shall be adjusted to reflect the actual amount due upon Solactive’s receipt of the outstanding report.
6.
Solactive shall issue an invoice annually in advance for fixed remunerations due and quarterly in retrospect for variable remunerations due. All undisputed invoices shall be due within 45 calendar days of receipt by the Trust of such invoice. If the Trust has not rendered payment of an undisputed invoice within 45 calendar days of receiving the invoice, default interest of five percentage points per annum above the respective base interest rate as announced by the Deutsche Bundesbank in the Federal Gazette shall be due calculated as of delivery of the invoice; provided, however, that the interest payment described in the foregoing sentence shall not apply to any amounts subject to a good faith dispute by the Trust.

7.	The Parties agree that there shall be no entitlement to remuneration over and above that set out in the applicable Order Schedule or to reimbursement of expenses or costs

§ 11 Taxes
1.
The Trust shall pay any applicable value-added, sales, goods and services or similar taxes that Solactive might be required to charge and remit pursuant to applicable law. The Trust shall not be responsible for taxes payable by Solactive, if and to the extent that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by Solactive.

2.
The Trust shall make all payments to be made by it without deduction of any taxes, unless a tax deduction is required by law. If a tax deduction is required by law to be made by the Trust, the amount of the payment due from the Trust shall be increased to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required.

3.
The Parties will reasonably cooperate with each other to determine and minimize their respective tax liabilities. Solactive will cooperate with the Trust’s reasonable requests for tax-related information and documents.

§ 12 Term of Agreement
1.	This Agreement takes effect when it has been signed by both Parties.
2.	This Agreement is concluded for an indefinite term.

§ 13 Termination of Agreement
1.
This Agreement may be terminated by Solactive upon at least 90 calendar days’ prior written notice to Trust, and this Agreement may be terminated by Trust upon at least 60 calendar days’ prior written notice to Solactive. However, no such termination shall be permitted prior to a date that is two years after the date of this Agreement.

2.
Each party may also terminate this Agreement immediately for good cause subject to the provision of prior written notice. Good cause shall be deemed present if the other party to the Agreement is in breach of material contractual obligations and if such party does not cure the breach within 10 days after written notice detailing such breach. Inter alia there is a breach of material contractual obligations if a third party successfully asserts a right with regard to a trademark which falls under the subject of the Agreement.

3.
Solactive has a special termination right allowing it to terminate this Agreement in whole or in part with a notice period of 90 calendar days if the costs in one calendar quarter to Solactive for necessary use of the data of the stock exchanges in connection with calculation of an Index increase to such an extent that they exceed the remuneration received by Solactive pursuant to § 10 in the same period for this Index. Solactive shall only be entitled to termination of this Agreement in accordance with this subparagraph, in case Solactive has provided the Trust with sufficient proof of such increased costs and the Trust has been offered the option to increase the remuneration, taking into account such increased costs. Should the Trust offer to increase the remuneration in accordance with this subparagraph, Solactive shall not be entitled to use this special termination right.

4.	Any termination declarations associated with this Agreement shall be made in writing.
5.
Following any termination of this Agreement in accordance with this § 13, Solactive shall cease the calculation of the Index so terminated and corresponding Index Prices and dissemination immediately. Upon request from the Trust, Solactive shall transfer all Index Data and the Index Methodology and all rights relating thereto to the Trust (whether such rights be intellectual property rights or otherwise).

§ 14 Transfer of Solactive’s Rights and Obligations to a Third Party
1.
Solactive may request the Trust to consent to this Agreement being transferred to a third party, in which case Trust may provide such consent in its sole discretion. Solactive will be entitled to, without consent and upon written notice to Trust, assign this Agreement or any rights or obligations hereunder in whole or in part: (i) to an affiliate; (ii) as part of a corporate reorganization, amalgamation, consolidation or merger; or (iii) pursuant to a request of a regulatory authority in the manner and (if applicable) to the person requested by such regulatory authority.

§ 15 Transfer of Duties to Third Parties
Solactive may use third parties as vicarious agents. This includes in particular companies which take decisions jointly with Solactive on the composition and amendments to the composition of the Index. Solactive shall provide the Trust with written notice of any such vicarious agents appointed by Solactive, to the extent that such vicarious agent has been appointed to provide a material service for the Trust, within a reasonable amount of time after such appointment. Notwithstanding the foregoing, Solactive shall remain responsible and liable for the performance of all obligations under this agreement, including without limitation, for the performance of such obligations by any applicable vicarious agents.

§ 16 Confidentiality
1.
The Parties shall use all matters, facts and information concerning the Parties in connection with this Agreement (hereinafter "Confidential Information") solely for the purposes described in this Agreement and shall treat such Confidential Information confidentially unless they are required to disclose it by any applicable statute, law, regulation or written and legally enforceable policy or by legal process or an order or requirement of a court of competent jurisdiction or government department or agency. This applies in particular to the amount of remuneration due under this Agreement and to the content of this Agreement. The Parties shall impose this confidentiality obligation on any vicarious agents, members of corporate bodies, employees or advisers who are given access to the Confidential Information. In so doing, the Parties shall ensure, to the extent admissible under employment law, that the confidentiality obligation imposed on the employees shall continue to apply in the event that employees leave the services of a Party under obligation during the term of this confidentiality obligation. If Confidential Information is disclosed to third parties the other party shall be informed in writing without undue delay. Notwithstanding the foregoing, the Trust shall be entitled to use Solactive’s name for inclusion in any offering documents and marketing materials related to the financial instruments to be issued by the Trust.

2.	These confidentiality obligations shall apply for the term of this Agreement and for a five-year period after it has ended or after complete fulfilment.
3.	This confidentiality obligation shall not apply to such information which can be proved to have been
a)	known to the recipient prior to communication,
b)	publicly known at the time of communication,
c)	publicly known after its communication without the recipient being responsible for this,

d)	made available to the recipient by a third party by lawful means after communication and without restriction with respect to confidentiality or use,
e)	developed by the recipient independently prior to communication, or
f)	with the consent of the disclosing party.
4.	This Section 16 shall supersede prior confidentiality agreements between Solactive and Trust (or an affiliate) with respect to Confidential Information relating to this Agreement.

§ 17 Contact
Unless otherwise agreed in writing all communications or other notifications under this Agreement shall be addressed as follows:
Solactive:
Solactive AG
Platz der Einheit 1
60327 Frankfurt am Main
Germany

Attn.: Legal Department
Telephone: +49 69 719 160 393
Fax: +49 69 719 160 25
E-Mail: legal@solactive.com

Trust:
Wilshire wShares Enhanced Gold Trust
c/o Wilshire Phoenix Funds LLC
2 Park Avenue, Suite 2017
New York, New York 10016
Email: funds@wishirephoenix.com
Attn.
Will Cai
Telephone: 212.485.8920
E-Mail: will@wilshirephoenix.com

§ 18 Final Provisions
1.	[REDACTED]
2.	The place of performance and fulfilment is the registered office of Solactive.
3.	This Agreement shall be subject to the laws of the Federal Republic of Germany. The sole place of jurisdiction shall be Frankfurt am Main.

4.	If Trust receives CUSIPs or CGS ISINs as part of this Agreement, Addendum 2 applies. These terms are mandated by CUSIP Global Services and may not be altered by Trust.
5.	If Trust receives SEDOL codes as part of this Agreement, Addendum 3 applies. These terms are mandated by London Stock Exchange and may not be altered by Trust.
6.
If the Index is comprised of data owned by BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros ("BM&FBOVESPA"), Addendum 4 applies. These terms are mandated by BM&FBOVESPA and may not be altered by Trust.

7.	If the Index is comprised of data owned by Borsa Istanbul, Addendum 5 applies. These terms are mandated by Borsa Istanbul and may not be altered by Trust.
8.	If the Index is comprised of Rates provided by the World Markets Company PLC, Addendum 6 applies. These terms are mandated by the World Markets Company PLC and may not be altered by Trust.
9.
The terms set out in Addendum 2, Addendum 3, Addendum 4, Addendum 5 and Addendum 6 are collectively referred to as "Third-Party Passthrough Language". Trust shall indemnify and hold harmless Solactive from and against any and all judgments, damages, expenses, settlements, liabilities, and other out-of-pocket costs (including reasonable attorneys’ and experts’ fees and disbursements) resulting from or arising out of a third-party claim resulting from or in connection with: (i) the Trust’s non-compliance with the Third-Party Passthrough Language; and/or (ii) consents and/or licenses set out in § 5(6) of this Agreement.

10.
Amendments to the Agreement and collateral agreements require the consent of both Parties and must be in writing to be valid. This also applies to any agreement waiving or restricting the written form requirement pursuant to sentence 1. No oral agreements have been made.

11.
If an individual provision of this Agreement should be or become invalid this shall not affect the validity of the other provisions. The invalid provision shall be replaced by a valid provision which as far as possible shall reflect the economic intent of the invalid provision. The same shall apply if this Agreement contains a lacuna. This shall be remedied by a clause which reflects the original intention of the Parties or what they would have intended had they been aware of the lacuna.

12.
This Agreement shall be read and construed, in respect of the Index, in conjunction with the relevant Order Schedule. In the case of any discrepancy between an Order Schedule and this Agreement, the terms of the Order Schedule will prevail.

13.	The Addenda named in this Agreement constitute an integral part of it.
1

Addendum 1: Order Schedule
Addendum 2: CUSIP
Addendum 3: SEDOL
Addendum 4: BM&FBOVESPA
Addendum 5: Borsa Istanbul
Addendum 6: WM Rates

Sign for and on behalf of Solactive AG	Sign for and on behalf of Wilshire wShares Enhanced Gold Trust By: Wilshire Phoenix Funds LLC, its Sponsor

Frankfurt am Main,	New York, New York,

/s/ Pfeiffer, CMO	/s/ William Cai
William Cai
/s/ Vollmuth, CRO

Addendum 1 Order Schedule
[TEMPLATE]
ORDER SCHEDULE
dated as of [•]
relating to the Agreement on Index Calculation dated as of [•]
entered into between Solactive AG and [•]
("Agreement on Index Calculation")
The terms and conditions of the Agreement on Index Calculation are hereby incorporated herein by reference. Therefore, this Order Schedule shall be read and construed in accordance with, the Agreement on Index Calculation. Capitalized terms used but not otherwise defined in the present Order Schedule shall have the meanings ascribed to such terms in the Agreement on Index Calculation. In the event of a conflict between the terms and conditions set forth in the Agreement on Index Calculation and in the present Order Schedule, the terms and conditions set forth in the present Order Schedule shall prevail.
1. List of Indices covered by this Order Schedule and the respective Index Calculation Start Date
No.:	Name of Index	Index Calculation Start Date

2. Index Specifications
As specified in the respective Index Methodology.
3. Trademarks of Trust
No.:	Trademarks	Trade Mark owner	Trade Mark registered in

4. Table of Remuneration
No.:	Name of Index	Fixed remuneration per annum	Variable remuneration per annum in basis points	Bloomberg Cost / Vendor Fee per annum

Sign for and on behalf of Solactive AG	Sign for and on behalf of Wilshire wShares Enhanced Gold Trust By: Wilshire Phoenix Funds LLC, its Sponsor

Frankfurt am Main,	, ____________________________

Addendum 2 CUSIP
If Trust receives CUSIPs or CGS ISINs as part of this Agreement, the following terms apply:
a)
Trust agrees and acknowledges that the CUSIP Database and the information contained therein is and shall remain valuable intellectual property owned by, or licensed to, CUSIP Global Services ("CGS") and the American Bankers Association ("ABA"), and that no proprietary rights are being transferred to Trust in such materials or in any of the information contained therein. Any use by Trust outside of the clearing and settlement of transactions requires a license from CGS, along with an associated fee based on usage. Trust agrees that misappropriation or misuse of such materials will cause serious damage to CGS and ABA and that in such event money damages may not constitute sufficient compensation to CGS and ABA; consequently, Trust agrees that in the event of any misappropriation or misuse, CGS and ABA shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which CGS and ABA may be entitled.

b)
Trust agrees that Trust shall not publish or distribute in any medium the CUSIP Database or any information contained therein or summaries or subsets thereof to any person or entity except in connection with the normal clearing and settlement of security transactions. Trust further agrees that the use of CUSIP numbers and descriptions is not intended to create or maintain, and does not serve the purpose of the creation or maintenance of, a master file or database of CUSIP descriptions or numbers for itself or any third party recipient of such service and is not intended to create and does not serve in any way as a substitute for the CUSIP MASTER TAPE, PRINT, DB, INTERNET, ELECTRONIC, CD-ROM Services and/or any other future services developed by the CGS.

c)
NEITHER CGS, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP DATABASE. ALL SUCH MATERIALS ARE PROVIDED TO PARTNER ON AN "AS IS" BASIS, WITHOUT ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE NOR WITH RESPECT TO THE RESULTS WHICH MAY BE OBTAINED FROM THE USE OF SUCH MATERIALS. NEITHER CGS, ABA NOR THEIR AFFILIATES SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ERRORS OR OMISSIONS NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF CGS, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE EXCEED THE FEE PAID BY PARTNER FOR ACCESS TO SUCH MATERIALS IN THE MONTH IN WHICH SUCH CAUSE OF ACTION IS ALLEGED TO HAVE ARISEN. FURTHERMORE, CGS AND ABA SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR DELAYS OR FAILURES DUE TO CIRCUMSTANCES BEYOND THEIR CONTROL.

Trust agrees that the foregoing terms and conditions shall survive any termination of its right of access to the materials identified above.
Trust acknowledges that the CUSIP Database is proprietary to CGS and the ABA ("CGS Data") and Solactive has an obligation toward CGS to disclose to it the identities of its customers that receive CGS Data. As such, Trust authorizes Solactive to disclose to CGS the identity of Trust as a customer of Solactive that receives CGS Data. Once Solactive discloses the identity of Trust to CGS, CGS may require that Trust obtains an appropriate license directly with CGS in order to receive CGS Data via Solactive.

Addendum 3 SEDOL
Trust agrees that for the duration of this Agreement and any service provided hereunder, it shall comply with the following terms:
The services provided by Solactive under this Agreement contain SEDOL Masterfile® data sourced from the London Stock Exchange®. It is the obligation of Trust to ensure they have the appropriate license in place with the London Stock Exchange to receive this data. Solactive is required to provide Trust’s contact information to the London Stock Exchange to allow verification of the license status. Solactive is required to exclude SEDOL Masterfile® data from the services provided under this Agreement until such time as the London Stock Exchange confirms that permission has been granted to do so. The London Stock Exchange may require Solactive to cease the provision of the SEDOL Masterfile® data if requested to do so by the London Stock Exchange where Trust is in breach of its license with the London Stock Exchange.
SEDOL Masterfile® is a registered trademark of the London Stock Exchange plc.

Addendum 4 BM&FBOVESPA
Trust agrees that for the duration of this Agreement and any service provided hereunder, it shall comply with the following terms:
In order for Solactive to calculate any index that will be commercially used outside the company organization of the Trust, Trust acknowledges that it must have signed a Usage Rights License Agreement with BM&FBOVESPA. Trust shall pay directly to BM&FBOVESPA the applicable fees.
Trust acknowledges that BM&FBOVESPA is the lawful owner and holder of all Intellectual Property Rights related to the Quotations, including the Quotations, that will be used to develop, compile, calculate, publish and/or exploit the Index.
Trust shall grant BM&FBOVESPA a right of first negotiation to license the use of the Index for the development of exchange-traded and exchange-listed futures and options that are based on, or seek to track or match the performance of such Index ("Exchange Products").
The right of first negotiation shall only apply to indices that are composed of greater than 50 percent (>50%) Quotations measured by weighting of the Quotations in the such indices (hereinafter an "Eligible Equity Index"). Eligible Equity Indices include all Equity Indices where Trust owns the index, the methodology, and all Intellectual Property Rights therein.
Trust shall notify BM&FBOVESPA of its intention to license an Eligible Equity Index. For a period of six (6) months from the date of notice from Trust, BM&FBOVESPA may exercise the right to license such Eligible Equity Index, during which period Trust shall not engage in negotiations with any other parties for the same purpose. BM&FBOVESPA may also notify Trust of its intention not to license such Eligible Equity Index during such six (6) month period. If BM&FBOVESPA does not enter into a license agreement with Trust during the term aforementioned, then Trust will be free to license the Eligible Equity Index to a third party.
In the event that BM&FBOVESPA enters into a license agreement with Trust to create and list Exchange Product(s) based upon Eligible Equity Index(es), such license will be exclusive and coterminous with this Agreement, provided, however, BM&FBOVESPA will have 6 (six) months from the date of such license agreement to list such Exchange Product(s). In the event that BM&FBOVESPA does not (i) list an Exchange Product based upon such Eligible Equity Index during such period or (ii) reach a minimum of average daily trading volume (ADTV) to be mutually agreed to by the parties on a case by case basis within a 5 (five) year period from the effective date of such license agreement, Trust will have the option to license the relevant Eligible Equity Indices to another Trust. All other terms and conditions of the license agreement between BM&FBOVESPA and Trust related to BM&FBOVESPA’s use of an Eligible Equity Index to create Exchange Products will be on terms and conditions to be negotiated between the Parties, including fees.

Addendum 5 Borsa Istanbul
Trust agrees that for the duration of this Agreement and any service provided hereunder, it shall comply with the following terms:
Borsa Istanbul does not sponsor, guarantee or bail the index or its use, nor does it guarantee the sequence, accuracy and/or integrity of the index or any data included therein, nor can it be held responsible for any loss or damage to Trust arising from any faults, failures, delays, omissions, inaccuracy in data transmission or stopping of data dissemination due to any reasons, for any errors, omissions, delays and/or negligence in the calculation and/or dissemination of the indices, or for the application of the indices on financial products.
Written consent of Borsa Istanbul must be sought by Trust in order to issue futures, options and contracts for difference (CFD’s) on other exchanges and/or organized markets based on indices using solely Borsa Istanbul data.

Addendum 6 WM Rates
Trust agrees that for the duration of this Agreement and any service provided hereunder, it shall comply with the following terms:
To the extent that Solactive hereunder provides any (a) foreign exchange rates calculated and distributed by the World Markets Company PLC ("WM") (the "Rates") or (b) data resulting from manipulation of, or calculation based upon the Rates (including any averaging calculations) or the combination of the Rates with other data ("Derived Data"), Trust acknowledges that the Rates or parts thereof are exclusively being provided for internal use as part of and in connection with the licenses granted hereunder and for no other independent purpose; in particular, Trust is not permitted to distribute, redistribute or license the Rates or parts thereof.